UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 11, 2008

ACE*COMM Corporation

__________________________________________

(Exact name of registrant as specified in its charter)

Maryland	0-21059	52-1283030
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

704 Quince Orchard Road, Gaithersburg, Maryland		20878
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	301-721-3000

Not Applicable

______________________________________________

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry into a Material Definitive Agreement.

Merger Agreement

On July 11, 2008, we entered into a merger agreement with Ariston Global Holding, referred to as “Ariston,” and a wholly owned subsidiary of Ariston. Under the merger agreement, Ariston has agreed to purchase ACE*COMM for $19,500,000 in cash, minus deductions to the purchase price for the cost to redeem the company's senior secured convertible notes, the cost to repurchase the company's outstanding warrants, company expenses incurred in connection with the transaction, such as legal and financial advisory fees, and amounts that will be payable to executive officers pursuant to their employment agreements as a result of their expected termination by the surviving company. Each share of our common stock outstanding immediately prior to the effective time of the merger, other than shares held by Ariston or dissenting shares, would be converted into the right to receive cash in an amount equal to the pro rata portion of remaining cash. The merger consideration payable for each share of common stock is expected to be between $0.54 and $0.56 per share.

The transaction is structured as a merger of Ariston’s subsidiary into ACE*COMM, with ACE*COMM continuing as a wholly-owned subsidiary of Ariston. Following the completion of the merger, our common stock will no longer be publicly traded.

Completion of the merger is subject to customary conditions, including approval of the merger agreement by the requisite shareholder vote. In addition, the merger is subject to a financing contingency. It is a condition to Ariston’s obligation to complete the merger that Ariston raise $12 million in debt financing acceptable to it in its good faith discretion, which financing Ariston has not yet obtained. If Ariston believes in good faith that it will not be able to obtain such financing by October 31, 2008, the outside date for completing the merger, then Ariston may terminate the merger agreement but must pay us a $400,000 termination fee. As partial consideration for the inclusion of the financing contingency in the merger agreement, Ariston also invested $400,000 in us at the time the merger agreement was executed by purchasing shares of our common stock.

The merger agreement also contains a “go shop” provision pursuant to which we have the right to initiate, solicit and encourage any discussions or negotiations with respect to competing acquisition proposals until the earlier of August 8, 2008 or five days before the expected mailing date of a proxy statement relating to the special meeting of our shareholders to be held to approve the merger. After that date, we are not permitted to solicit other acquisition proposals, but may share information and have discussions regarding unsolicited alternative proposals that meet certain conditions set forth in the merger agreement.

We may terminate the merger agreement under certain specified circumstances, including if our board of directors determines in good faith that it has received an alternative acquisition proposal that is superior to the terms of the merger agreement, and it otherwise complies with certain terms of the merger agreement. In connection with such termination, we would be obligated to pay Ariston a termination fee of $400,000 and to reimburse Ariston’s reasonable transaction expenses up to $400,000.

The foregoing summary of the merger agreement is qualified in its entirety by the full terms and conditions of the merger agreement, a copy of which has been filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated by reference in this Item 1.01.

The merger agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about ACE*COMM, Ariston or their respective subsidiaries and affiliates. The merger agreement contains representations and warranties by ACE*COMM, on the one hand, and by Ariston, on the other hand, made solely for the benefit of the other. The assertions embodied in those representations and warranties are qualified by information in the disclosure schedule referenced in the merger agreement that we delivered in connection with the signing of the merger agreement. The disclosure schedule contains information that has been included in our general prior public disclosures, as well as non-public information. While we do not believe that the disclosure schedule contains information required to be publicly disclosed under the securities laws other than information that has already been so disclosed, the disclosure schedule contains information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. Moreover, certain representations and warranties in the merger agreement were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to shareholders, or may have been used for the purpose of allocating risk between ACE*COMM, on the one hand, and Ariston on the other hand. Accordingly, the representations and warranties in the merger agreement should not be relied on by any persons as characterizations of the actual state of facts about ACE*COMM or Ariston at the time they were made or otherwise. In addition, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be reflected in our public disclosures.

Additional Information About the Merger and Where to Find It

In connection with the merger, we will file a proxy statement with the Securities and Exchange Commission, or “SEC.” SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The final proxy statement will be mailed to ACE*COMM shareholders. In addition, shareholders will be able to obtain the proxy statement and all other relevant documents filed by us with the SEC free of charge at the SEC’s website www.sec.gov. Copies of our SEC filings will also be available on our website at www.acecomm.com.

Interests of Participants in the Solicitation

ACE*COMM and its directors and executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies from ACE*COMM shareholders in favor of the proposed transaction. Information regarding the interests of potential participants in the proxy solicitation will be included in the definitive proxy statement that we intend to file with the SEC in connection with the special meeting of its shareholders.

Subscription Agreement

On July 11, 2008, we entered into a subscription agreement with Ariston under which we issued and sold for cash 714,286 shares of common stock at a purchase price of $0.56 per share, for an aggregate purchase price of $400,000. We have an obligation to effect the registration of these shares if the merger agreement terminates without completion of the merger.

The subscription agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K. The foregoing summary of the terms of this agreement is qualified in all respects by reference to the text of the agreement, which is incorporated by reference in this Item 1.01.

Waiver and Consent

On July 11, 2008, in connection with the entry into the merger agreement, we entered into a waiver and consent with the holders of our senior secured convertible notes and related warrants to purchase shares of our common stock. Our agreement with these note holders, which was entered into as of June 4, 2007, prevents us from entering into a sale of the company without approval of the note holders. The waiver and consent provides that the note holders consent to the merger, and waive their right of first refusal to purchase on the same terms set forth in the merger agreement. In addition, the waiver and consent provides that the “ratchet” adjustment right granted to the note holders, which lowers the exercise price of the warrants and the conversion price of the notes to the per share purchase price paid with respect to a subsequent issuance of equity, will not be triggered by Ariston’s purchase of common stock described above. In the event the Ariston merger is not completed for any reason, all of the note holders’ rights would be reinstated, and the “ratchet” adjustment right granted to the note holders would lower the exercise price of the warrants and the conversion price of the notes to the per share purchase price paid by Ariston in its purchase of common stock described above.

Item 3.02	Unregistered Sales of Securities.

The information set forth under Item 1.01 of this report with respect to the Subscription agreement is incorporated by reference in this Item 3.02.

In connection with its issuance of shares of common stock pursuant to the subscription agreement described above, we relied on exemptions from registration under the Securities Act of 1933, as amended, afforded by Section 4(2) of the Securities Act and Regulation D thereunder. The non-public offering of common stock pursuant to the subscription agreement was made exclusively to an investor which ACE*COMM reasonably believed is an “accredited investor,” as such term is defined in Rule 501(a) under the Securities Act.

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

ACE*COMM and George T. Jimenez, our Executive Chairman, have agreed to an amendment to Mr. Jimenez’s employment agreement that would reduce the payments and benefits that would be due to Mr. Jimenez in connection with termination of his employment following the change in control described above. Under the original terms of the employment agreement, Mr. Jimenez was entitled to receive a lump sum payment equal to 400% of his base salary, a lump sum payment of his incentive compensation for the year of termination, certain health and welfare benefits, and a payment of the monetary value of the automobile lease payments due for the balance of the term of the Employment Agreement. The amendment would limit the amounts and benefits Mr. Jimenez would be entitled to receive in connection with termination of his employment following a change in control to the payment of a lump sum of $375,000, representing 150% of his current salary, plus certain medical benefits.

The foregoing summary of the amendment of Mr. Jimenez’s employment agreement is qualified in its entirety by the terms of the amendment, a copy of which has been filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated by reference in this Item 5.02.

Item 8.01	Other Events.

On July 14, 2008, we issued a press release announcing the signing of the merger agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is being furnished pursuant to Item 8.01 of Form 8-K. The information contained in the press release is incorporated herein by reference.

Forward-Looking Statements

Except for historical information, the matters discussed in this Current Report and the exhibits furnished herewith include forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected, including, but not limited to: the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the inability to complete the merger due to the failure to obtain shareholder approval, the inability of Ariston to obtain necessary financing arrangements in connection with the merger or the failure to satisfy other conditions to the merger; ACE*COMM’s ability to adequately support its operations, and other risks detailed from time to time in ACE*COMM’s Reports on Form 10-K and 10-Q and other reports filed with the SEC.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of July 11, 2008, among ACE*COMM Corporation, Ariston Global Holding LLC, and Ariston Global Merger Sub, Inc.
10.1	Subscription Agreement made and entered into as of July 11, 2008, by and between ACE*COMM Corporation and Ariston Global Holding LLC.
10.2	Amendment to the Employment Agreement between ACE*COMM Corporation and George T. Jimenez dated as of December 1, 2006.
99.1	Press release dated July 14, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACE*COMM CORPORATION (Registrant)

Date: July 15, 2008

By: /s/ James W. Greenwell Name: James W. Greenwell Title: Chief Executive Officer and President

Exhibit Index

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of July 11, 2008, among ACE*COMM Corporation, Ariston Global Holding LLC, and Ariston Global Merger Sub, Inc.
10.1	Subscription Agreement made and entered into as of July 11, 2008, by and between ACE*COMM Corporation and Ariston Global Holding LLC.
10.2	Amendment to the Employment Agreement between ACE*COMM Corporation and George T. Jimenez dated as of December 1, 2006.
99.1	Press release dated July 14, 2008.